Exhibit 99.8

IMMEDIATE ATTENTION REQUIRED
November 15, 2019

Re:	Exchange Offer for Shares of Danaher Corporation – RESPONSE DUE DECEMBER 9, 4 PM, EASTERN TIME
Dear Plan Participant:
You are receiving this letter because our records reflect that, as a participant in the Danaher Corporation & Subsidiaries Puerto Rico Savings Plan (the “Plan”), all or a portion of your individual account was invested in the Danaher Corporation Stock Fund (the “Stock Fund”) as of November 11, 2019. Danaher Corporation (“Danaher”) is offering to exchange all shares of Envista Holdings Corporation (“Envista”) common stock (“Envista Stock”) which are owned by Danaher (the “Offer”) for shares of common stock of Danaher (“Danaher Shares” or “Shares”). The terms and conditions of this Offer are described in the enclosed Prospectus - Offer to Exchange dated November 15, 2019 (the “Prospectus”), which is being provided to all Danaher shareholders. This letter provides important information about your rights under the Plan in connection with the Offer.
As described in the Prospectus, the Offer allows Danaher shareholders the opportunity to exchange Danaher Shares for shares of Envista Stock. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Prospectus enclosed with this letter.
If the Offer is undertaken and consummated but the Offer is not fully subscribed because fewer than all shares of Envista Stock owned by Danaher are exchanged, the remaining shares of Envista Stock owned by Danaher would be distributed on a pro rata basis to Danaher stockholders whose Danaher Shares remain outstanding after consummation of the Offer. Any Danaher stockholder who validly tenders (and does not properly withdraw) Danaher Shares for Envista Stock in the Offer will waive their rights with respect to such shares to receive, and forfeit any rights to, Envista Stock distributed on a pro rata basis to Danaher stockholders in the spin-off in the event the Offer is not fully subscribed. If the Offer is undertaken but terminated without the exchange of shares, Danaher intends to distribute all shares of Envista Stock owned by Danaher on a pro rata basis to Danaher stockholders. If certain conditions described in the Prospectus are not met the Offer may be revoked and shares of Envista Stock may then be distributed pro-rata to all Danaher stockholders.
Enclosed please find a copy of the Prospectus and a Trustee Direction Form that require your immediate attention. As described below, you have the right to instruct BPAS Trust Company of Puerto Rico (“BPAS”), as directed trustee of the Danaher Corporation & Subsidiaries Puerto Rico Savings Plan, whether or not to exchange Danaher Shares attributable to your investment in the Stock Fund option under the respective Plan.

In order to participate in the exchange offer described in the Prospectus and briefly summarized in this letter, you will need to complete the enclosed Trustee Direction Form and return it to Broadridge Financial Services, BPAS’s tabulation agent (the “Tabulation Agent’) in the return envelope provided so that it is RECEIVED by 4:00 p.m., Eastern time, on December 9, 2019, unless the Offer is extended (the “Due Date”). Please note, this is 4 business days earlier than the last day of the exchange offer period provided for in the Prospectus (and 6 business days earlier if a “mandatory extension” of the Offer, as described in the Prospectus, occurs) in order to allow sufficient time for tabulation of your instructions and tendering of the Plan’s shares. If the Offer is extended and if administratively feasible, the deadline for receipt of your direction will be 4:00 p.m., Eastern time, on the fourth business day prior to the expiration of the Offer, as extended. Please complete and return the enclosed Trustee Direction Form even if you decide not to participate in the Offer described herein. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED. As described in greater detail elsewhere in this letter, you may also utilize the Internet to provide your directions.
The calculation described in the Prospectus will determine the final number of shares of Envista Stock to be exchanged for each Danaher Share through the Offer. Danaher intends to maintain a website at http://investors.danaher.com/envista-exchange-offer that will provide the daily volume-weighted average price of both Danaher Shares and Envista Stock and indicative exchange ratios for the Offer. Please note, the final exchange ratio will not be known until after the Due Date and until after the exchange offer period ends. Therefore, you will not know the final exchange ratio when you make your decision whether or not to participate in the Offer.
The Plan will not hold Envista Stock on an on-going basis. Therefore, if you tender Danaher Shares for Envista Stock in the Offer, or if the Plan receives Envista Stock in a pro rata distribution, the Envista Stock will be sold and the applicable proceeds will be allocated to the your account within Plan’s Qualified Default Investment Alternative, as described in the discussion beginning on page 6, below).
The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for directing BPAS regarding the Offer.
THIS LETTER ATTEMPTS TO BRIEFLY SUMMARIZE THE TERMS OF THE OFFER AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFER, WHICH ARE SET FORTH IN THE PROSPECTUS. YOU SHOULD READ THE PROSPECTUS, INCLUDING THE RISK FACTORS, BEFORE DECIDING WHETHER TO TENDER SOME, ALL OR NONE OF THE DANAHER SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN.
BACKGROUND
Danaher is offering to exchange all shares of Envista Stock which are owned by Danaher for Danaher Shares that are validly tendered and not subsequently properly withdrawn. The Offer also applies to the Danaher Shares held by the Plan. As of November 11, 2019 the Plan held approximately 4,561 Danaher Shares. Only BPAS, as trustee of the Plan, can offer to exchange these Danaher Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct BPAS whether or not to exchange some or all of the Danaher Shares attributable to your individual account in the Plan. Unless otherwise required by law, BPAS will offer to exchange Danaher Shares attributable to participant accounts in accordance with participant instructions, and BPAS will not offer to exchange Danaher Shares attributable to participant accounts for which it does not receive timely or complete instructions. If you do not complete and return the enclosed Trustee Direction Form (or do not provide directions via the Internet) on a timely basis, you will be deemed to have elected not to participate in the Offer and no Danaher Shares attributable to your Plan account will be offered for exchange in the Offer.
BPAS makes no recommendation regarding the Offer. EACH PARTICIPANT MUST DECIDE WHETHER OR NOT TO OFFER TO EXCHANGE DANAHER SHARES.
CONFIDENTIALITY
To assure the confidentiality of your decision, Broadridge Financial Services will tabulate participant directions. BPAS, Broadridge Financial Services, nor their respective affiliates or agents will make the results of your individual direction available to Danaher or Envista.
PROCEDURE FOR DIRECTING TRUSTEE
Enclosed is a Trustee Direction Form, which may be completed and returned to the Tabulation Agent. Please note that the Trustee Direction Form indicates the number of Danaher Shares attributable to your individual account as of November 11, 2019. However, for purposes of the final tabulation, your instructions will be applied to the number of whole Danaher Shares attributable to your account as of December 10, 2019, the day after the Due Date, or as of a later date, if feasible, if the Offer is extended. Please note, if you make an election to exchange a percentage of your Danaher Stock Fund balance, the percentage will be applied rounding DOWN to the nearest number of whole shares available; only whole shares of Danaher Stock may be exchanged in this offer for your PRSP account. If you are a participant in more than one of Danaher Savings Plan you will receive a packet for each Plan in which you are a participant. Each packet will include a Trustee Direction Form that can be used to direct the trustee only for the Plan to which the Trustee Direction Form relates. Therefore, in order to make an election across all of the Plans in which you are a participant, you must return a Trustee Direction Form for each of those Plans. If you need assistance determining which Plan a Trustee Detection Form relates to, you may call BPAS Participant Service Center at 1-866-401-5272 (option 3). If you also participate in a Danaher Corporations and Subsidiaries US Savings Plan, you may contact Fidelity at 1-800-835-5092 to receive information regarding those Plans.
If you do not properly complete and return the Trustee Direction Form (or do not respond via telephone or the Internet) by the deadline specified, subject to any extensions of the Offer,

Danaher Shares attributable to your account will be considered uninstructed and will not be offered for exchange in the Offer.
To properly complete your Trustee Direction Form, you must do the following:

(1)	On the face of the Trustee Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you want ALL of the Danaher Shares attributable to your individual account offered for exchange in accordance with the terms of the Offer.

•
CHECK BOX 2 if you do not want any of the Danaher Shares attributable to your individual account offered for exchange in accordance with the terms of the Offer and simply want the Plan to continue holding such Danaher Shares.

•
CHECK BOX 3 if you want to offer for exchange a portion of the Danaher Shares attributable to your individual account. Specify the percentage (in whole numbers) of Danaher Shares attributable to your individual account that you want to offer for exchange in accordance with the terms of this Offer. Please note the percentage specified will be applied rounding DOWN to the nearest number of whole shares available; only whole shares of Danaher Stock may be exchanged in this offer for your PRSP account. If you specify a percentage less than 100%, you will be deemed to have instructed the trustee NOT to offer for exchange the balance of the Danaher Shares attributable to your individual account under the respective Plan.

(2)	Date and sign the Trustee Direction Form in the space provided.

(3)
Return the Trustee Direction Form in the enclosed return envelope so that it is RECEIVED by the Tabulation Agent not later than 4:00 p.m., Eastern time, on the Due Date. If the Offer is extended, the deadline for receipt of your Trustee Direction Form will be 4:00 pm, Eastern time, on the fourth business day prior to the expiration of the Offer, as extended, if administratively feasible. If you wish to return the form by overnight mail, please send it to Broadridge Financial Services, the Tabulation Agent at the overnight address identified on the Trustee Direction Form.

The Danaher Stock Fund under the Plan is a daily traded investment, where the price used for daily trading is the Danaher Stock price as of close of market trading each day. If you specify a percentage of Danaher Shares attributable to your account that results in you electing to offer for tender a fraction of a Danaher Share, your election will be rounded down to the nearest whole number of Danaher Shares. BPAS as the Plan’s trustee will tender each whole Danaher Share you offered for exchange and any non-tendered portion of the Danaher Shares you offered for exchange will remain allocated to your individual account.
You may also use the Internet to provide directions to the trustee. If you wish to use the Internet to provide your directions to the trustee, please go to www.proxyvote.com/tender. You will be asked to enter the 16-digit control number from your Trustee Direction Form into the box directly under “Enter Control Number” and click on the Submit button. You will then be able to provide your direction to the trustee on the following screen. Fill in the blank box provided with the percentage of Danaher Shares attributable to your account you wish to direct BPAS to tender on your behalf. BPAS as the Plan’s directed trustee will tender each whole Danaher Share you offered for exchange. Because fractional shares may not be tendered, any fractional shares you offered for exchange will remain allocated to your individual account. You may choose to elect less than 100%; in such event you will be deemed to have instructed BPAS NOT to offer for exchange the balance of the Danaher Shares attributable to your individual account under the Plan. Please note that you are not allowed to elect more than 100%; you will get an error message if you do so and be asked to make a new election. The website will be available 24 hours per day through 4:00 p.m., Eastern time on the Due Date.
Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern time, on the Due Date. If the Offer is extended, the deadline for receipt of your notice of withdrawal will be 4:00 p.m. Eastern time on the fourth business day prior to the expiration of the Offer, as extended, if feasible. In order to make an effective withdrawal, you must submit a new Trustee Direction Form, which may be obtained by calling BPAS at 1-866-401-5272 (option 3), or submit new directions via the Internet as described above. Upon receipt of a new, completed, signed and dated Trustee Direction Form, or new directions via the Internet, your previous direction will be deemed cancelled. Please note that the last timely, properly completed Trustee Direction Form or Internet direction the trustee receives from a participant will be followed.
As described in the Prospectus, Danaher has the right to extend the Offer. In the event of an announced extension, you may call BPAS Participant Service Center at 1-866-401-5272 (option 3) to obtain information on any new Plan participant direction deadline.
After the deadline for providing directions to the trustee, Broadridge Financial Services and BPAS, as directed trustee, will offer to exchange the appropriate number of whole Danaher Shares on behalf of the Plan. Subject to the satisfaction of the conditions described in the Prospectus and the proration provisions of the Offer, Danaher will exchange all Danaher Shares that are properly offered for exchange through the Offer. If there is an excess of Danaher Shares offered for exchange by Danaher shareholders, such Danaher Shares may be subject to proration, as described in the Prospectus. Any Danaher Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan. Please note that the Odd Lot provisions of the Offer described in the Prospectus are not applicable to Plan participants.
As described in the Prospectus, if the Offer is consummated but less than all shares of Envista Stock owned by Danaher are exchanged because the Offer is not fully subscribed, the additional shares of Envista Stock owned by Danaher will be distributed as a pro rata dividend to the holders of Danaher Shares. As such, even if you elect not to participate in this Offer, your individual account under the Plan may be credited with shares of Envista Stock or units in an Envista stock fund. If Envista Stock will be distributed as a dividend to the Plan, more information will be provided to you.
INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY PORTION OF THE OFFER PROCEEDS DIRECTLY. ALL PROCEEDS WILL BE CREDITED TO PARTICIPANTS’ ACCOUNTS AS DESCRIBED BELOW AND MAY BE DISTRIBUTED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.
LIMITATIONS ON FOLLOWING YOUR DIRECTION
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Danaher Shares for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. “Adequate consideration” will be determined on or about the date the Danaher Shares are to be tendered by the trustee. On such date, if the prevailing or closing market price of Danaher Shares on the New York Stock Exchange exceeds the value of the shares of Envista Stock to be received per Danaher Share through the Offer, BPAS will not be able to follow your direction.
EFFECT OF OFFER ON YOUR ACCOUNT
If you direct the trustee to offer for exchange some or all of the Danaher Shares attributable to your account under the Plan, as of 4:00 p.m., Eastern time, on December 10, 2019, the business day following the Due Date, all exchanges out, loans, withdrawals and distributions involving the Stock Fund attributable to your account will be prohibited until processing related to the Offer (a “freeze”) is completed. This freeze is expected to end during the week of December 30, 2019. Balances in the Stock Fund will still be used to calculate amounts eligible for loans and withdrawals throughout this freeze on the Stock Fund. In the event that the Offer is extended, the freeze on these transactions involving the Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. If the offer is terminated after the freeze on these transactions involving the Stock Fund is implemented, the freeze will be lifted as soon as it is feasible to do so. You may call BPAS Participant Service Center at 1-866-401-5272 (option 3) to obtain updated information on expiration dates, deadlines and Danaher stock investment option freezes. During the freeze, which may extend into 2020, you will be unable to direct or diversify your balance in the Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the freeze. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.
If you directed the trustee to NOT offer for exchange any of the Danaher Shares attributable to your account or you did not provide directions to the trustee in a timely manner, you will continue to have access to all transactions involving the Stock Fund, subject to Plan rules. Please note, if the Offer is canceled or undersubscribed a broader freeze may have to be implemented; additional information about any such freeze will be provided as soon as administratively feasible.
Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, due to the timeline of the Offer, the administrator of your Plan was unable to furnish this notice of a blackout prior to November 10, 2019, 30 days before the freeze date.
TREATMENT OF ENVISTA STOCK RECEIVED BY THE PLAN
The Danaher Corporation & Subsidiaries Puerto Rico Savings Plan is not set up to hold Envista Stock as an investment. Therefore, if you elect to exchange all or a portion of your Danaher Shares held in the Danaher Corporation & Subsidiaries Puerto Rico Savings Plan for Envista Stock, the proceeds from the tender will be sold and the proceeds of that sale will be credited to a Qualified Default Investment Alternative (“QDIA”) – a series of target date funds – under the Plan. The proceeds will be credited to your account as soon as administratively feasible, generally within three to five business days, after the Plan receives the actual shares of Envista Stock as a result of the completion of the Offer. Please note, this transaction will be processed in three steps: (1) an exchange out of the Danaher Stock Fund into a temporary administrative Envista Stock Fund (2) the sale of the Envista Stock in the temporary administrative Envista Stock Fund and (3) an exchange from the temporary administrative Envista Stock Fund into your QDIA. Once the proceeds from the sale of Envista Stock are credited to your account, those amounts will once again be available for exchanges out of the QDIA, loans, withdrawals, and distributions in accordance with the terms of the Plan. Once the Envista Stock is liquidated and the proceeds are invested into QDIAs, the temporary administrative Envista Stock Fund will be removed from the Plan. At no time will any participant be able to direct the assets of their account to or from the temporary administrative Envista Stock Fund.
Fractional shares of Envista Stock will not be distributed in the Offer. The exchange agent, acting as agent for the tendering Danaher stockholders, including the Danaher Corporation & Subsidiaries Puerto Rico Savings Plan, will aggregate any fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market. The Plan will receive the proceeds, if any, less any brokerage commissions or other fees, from the sale of these shares in accordance with Plan participants’ proportional interest in the aggregate number of shares sold. The Plan will then credit your interest in the proportional proceeds to your QDIA as soon as administratively feasible.
The default investment option used by the Plan is intended to satisfy the Department of Labor’s rules for a QDIA. The plan’s default option is based on your date of birth and an estimated retirement age of 65. You can identify your default investment fund by finding your birthday in the chart on the annual QDIA notice provided along with this communication. You have the right to direct the investment of your directed accounts under the Plan into the various investment options the Plan provides. Following this exchange, you do not have to leave your account assets in the QDIA. You should refer to the accompanying QDIA notice for more information on the risks and return characteristics of the Plan’s QDIA and for information about your rights as a participant to make another investment election. For more information about the Plan’s QDIA please see the attached Qualified Default Investment Alternative Notice.
If the Offer is not fully subscribed and Envista Stock will be distributed to Danaher shareholders as a dividend at a later date, additional information will be provided near that time about how such Envista Stock will be administered under the Plan.
DANAHER SHARES OUTSIDE THE PLAN
If you hold Danaher Shares directly, you will receive, under separate cover, Offer materials which can be used to exchange such Danaher Shares. Those Offer materials may not be used to direct BPAS to exchange or not exchange the Danaher Shares attributable to your individual account under the Plan. The direction to exchange or not exchange Danaher Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter on the Trustee Direction Form. Similarly, the enclosed Trustee Direction Form may not be used to exchange non-Plan Danaher Shares.
FURTHER INFORMATION
If you require additional information concerning the procedure to offer for exchange Danaher Shares attributable to your individual account under the Plans, please contact BPAS Participant Service Center at 1-866-401-5272 (option 3). If you require additional information concerning the terms and conditions of the Offer, please call Okapi Partners LLC, the information agent for the Offer, at 877-566-1922 (toll-free for stockholders, banks and brokers) or +1-212-297-0720 (all others outside the U.S.).

Sincerely,

Danaher Corporation & Subsidiaries Puerto Rico Savings Plan